LightPath Technologies Sets Strategy for Future, Focuses on Growth

LightPath to focus on high-growth markets to drive revenues

ORLANDO, Fla., April 3, 2012 /PRNewswire/ -- LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of precision molded glass aspheric optics, Black Diamond™infrared aspheres, GRADIUM® glass products and high performance fiber-optic beam delivery systems, today announces that it has set a strategy for the future focusing specifically on bringing its revolutionary manufacturing processes and new products to industries with large growth potential. Specifically, areas of focus will be:

  Low cost, molded infrared optics for thermal imaging, security and surveillance, automotive, sensing and defense applications
  Laser optics for high volume, growing industrial applications: laser tools for construction, medical instruments and telecommunications systems
  Optical assemblies for collection and management of laser light through fiber optics for industrial and laser instrumentation

"Over the course of the past year, our management team and board members have worked together on a comprehensive analysis of our products, strengths, market position and market needs," said Jim Gaynor, CEO of LightPath Technologies. "We are in a position now to leverage the manufacturing technology and optical expertise we've developed over the last 20 years into a specific set of significant growth applications and industries. We are particularly excited about our new opportunities in the infrared market. Applications of infrared and thermal imaging technology have grown dramatically over the last ten years into various markets including industrial inspection, automotive safety, chemical and biological sensing and security and surveillance."

According to Mr. Gaynor, some specifics indicating the strength of the infrared markets that LightPath is targeting are:

  US defense spending allocated to unmanned systems equipped with infrared sensors is expected to reach $3.6B by 2013. (Frost and Sullivan Research).
  The market for biological and chemical sensors is expected to be worth $13B in 2013 and grow to $21B by 2016. (BCC Research) The growth of this total market will generate significant demand for infrared optics such as those used in mid- and long-wave IR lasers.
  The market for automotive safety and awareness equipment employing infrared technology, (night vision systems, blind spot detection, lane departure warning) grew at a CAGR of 14.1% from 2006 to 2012 and is expected to reach $3.3B in 2012. (Frost and Sullivan Research).

Mr. Gaynor went on to say, "Cost is now a major barrier to further expansion into mission-critical defense and high-volume commercial applications. LightPath has a process that when completely developed will reduce optics cost by 35-40% or more. This should have a significant impact on the market and our business."

"In addition to the outlook for emerging applications like infrared, which is now close to a $5B market, our strategy is supported by significant opportunities that are already making their way through our new product development pipeline for specific customer applications. These include optics for revolutionary new medical devices, state-of-the-art industrial laser range finders and fiber optic laser transmitters that support new wireless standards like 4G," said Dr. Brian Soller, LightPath's Vice President of Corporate Development. "A renewed focus on these specific industries with large growth potential, and in which we currently have a strong foot-hold, in combination with our penetration into overseas markets through our facility in Shanghai and our upgraded international sales channels should provide for significant opportunities for LightPath and our shareholders in the near future."

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

Contacts:	Brian Soller, Vice President, Corporate Development
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.